Exhibit 10.21

AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT

This AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT (this “Amendment”), dated as of February 21, 2014, is entered into by and between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”), and E2OPEN, INC., a Delaware corporation (“Borrower”), with reference to the following facts:

A. Borrower and Lender previously entered into that certain Business Financing Agreement, dated as of October 7, 2013 (the “Agreement”);

B. Borrower has requested that Lender (1) eliminate the cap on total consideration that Borrower may pay for Permitted Acquisitions, and (2) permit cash maintained outside of the United States to exceed $2,000,000; and

C. Lender has agreed with such requests, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, Lender and Borrower hereby agree as follows:

1. Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Amendments to Section 1.1. The following definitions set forth in Section 1.1 of the Agreement are hereby amended in their entirety as follows:

“Permitted Acquisition” means any acquisition (a) by Borrower of all of the Ownership Interests of any Person or (y) by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Ownership Interests of, or a business line or unit or a division of, any Person; provided that:

(i) immediately prior to, and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with the requirements of all applicable laws;

(iii) Borrower shall have taken, or caused to be taken, as of the date of such acquisition, each of the actions set forth in Sections 5.16;

(iv) Borrower shall be in compliance with the financial covenants set forth in Sections 5.13 on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended for which the financial statements are available;

(v) Borrower shall have delivered to Lender (A) at least 30 days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 5.16 on a pro forma basis as required under clause (iv) above, (ii) all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 5.16, and (iii) annual Adjusted EBITDA sufficient to service any Acquired Debt, earn-out payments and seller-carry-back

Subordinated Debt, and (B) promptly upon request by Lender, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Lender) and a summary thereof with a description of the acquisition, price of acquisition (to include cash and non-cash portions, including earn-outs, etc.), and (ii) quarterly and annual financial statements of the Person whose Ownership Interests or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same or substantially similar business or lines of business in which Borrower and/or its subsidiaries are engaged as of the Closing Date;

(vii) the assets being acquired are located within the United States or the Person whose Ownership Interests are being acquired is organized in a jurisdiction located within the United States; provided that if the assets being acquired are not located within the United States or the Person whose Ownership Interests are being acquired is organized in a jurisdiction located outside the United States, then concurrent with the closing of the Permitted Acquisition, Borrower shall grant to Lender a security interest in 64% of the issued and outstanding Ownership Interests of such foreign Person entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Ownership Interests of such foreign Person not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));

(viii) any seller carryback Debt incurred in connection with the proposed acquisition shall be Subordinate Debt, shall contain no covenants, and shall otherwise be on terms and conditions (including maturity, rate of interest and amortization) acceptable to Lender in its sole and absolute discretion;

(ix) other than seller carryback Debt permitted under clause (viii) above, no other Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its subsidiaries as a result of such acquisition, other than Acquired Debt, and no Liens will be incurred, assumed, or would exist with respect to the Assets of any Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens; and

(x) such Permitted Acquisition shall be non-hostile and the applicable seller shall have taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the applicable purchase agreement and purchase documents, and the consummation of the transactions contemplated thereby.

“Revolving Interest Rate” means (a) with respect to Advances against Eligible Receivables, a per annum rate equal to the Prime Rate minus 0.25 percentage points, and (b) with respect to Advances against Unbilled Eligible Receivables, a per annum rate equal to the Prime Rate plus 0.25 percentage points. After an Event of Default, the outstanding principal balance of all Revolving Advances shall accrue interest at the Default Rate.

3. Amendment to Section 5.8. Section 5.8 of the Agreement is hereby amended in its entirety as follows:

5.8

Accounts. Maintain its primary banking relationship with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain an average monthly account balance of not less than $4,500,000 in unrestricted cash, cash equivalents and investments on deposit with Lender.

4. Replacement Exhibit D. Exhibit D attached to the Agreement is hereby replace with Exhibit D attached to this Amendment.

5. Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:

(a) Lender shall have received (i) this Amendment, duly executed by Borrower, and (ii) the Acknowledgment and Agreement of Guarantors attached hereto, duly executed by each Guarantor;

(b) No Event of Default or Default shall have occurred and be continuing; and

(c) All of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement).

6. Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender that:

(a) No Event of Default or Default is continuing;

(b) All of the representations and warranties set forth herein and in the Agreement are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement); and

(c) This Amendment has been duly executed and delivered by Borrower, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

7. Counterparts; Telefacsimile Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

8. Integration. The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

9. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Amendment.

10. Release.

(a) Borrower and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Borrower and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b) Borrower and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, Borrower and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

11. Reaffirmation of the Agreement. The Agreement as amended hereby remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

E2OPEN, INC.,
a Delaware corporation

By	/s/ PETER J. MALONEY
Name:	Peter J. Maloney
Title:	Chief Financial Officer

BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ MIKE CALVELLO
Name:	Mike Calvello
Title:	Assistant Vice President, Capital Finance Division

Amendment Number One to Business Financing Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned, a guarantor of the obligations of E2Open, Inc., a Delaware corporation (“Borrower”), owing to Bridge Bank, National Association (“Lender”), pursuant to the separate Guaranty of each (“Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 10 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under its Guaranty.

E2OPEN DEVELOPMENT CORPORATION,
a Delaware corporation

By	/s/ PETER J. MALONEY
Name:	Peter J. Maloney
Title:	Chief Financial Officer

GELSILICON, INC.
a Delaware corporation

By	/s/ PETER J. MALONEY
Name:	Peter J. Maloney
Title:	Chief Financial Officer

Amendment Number One to Business Financing Agreement

EXHIBIT D

EXISTING INDEBTEDNESS

[see attached]

Amendment Number One to Business Financing Agreement